SandRidge Energy Urges Shareholders to Carefully Consider the Impact of Their Votes

Changing Your Votes For Individual Directors Could Have the Unintended Consequence

of Handing Control to Icahn

OKLAHOMA CITY, June 18, 2018 — SandRidge Energy, Inc. (“SandRidge” or the “Company”) (NYSE: SD) today issued the following open letter to SandRidge shareholders regarding Carl Icahn’s tactics designed to manipulate the voting results in order to gain control of the Board.

Dear Fellow SandRidge Shareholders,

It has come to our attention that Carl Icahn or his representatives (“Icahn”) are engaging with shareholders in an effort to manipulate the outcome of the election by encouraging shareholders to reallocate their votes from candidates recommended by Glass, Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”) to those who are not. In what can only be described as a material omission, Icahn has not divulged that doing so may create the unintended consequence of increasing the actual number of Icahn nominees elected from his slate to give Icahn control of the Board when, in fact, shareholders intend for Icahn to only have minority representation.

We understand that in private meetings Icahn has recently recommended shareholders vote FOR Robert Alexander over John Lipinski.

•	This is a disingenuous attempt to manipulate the system based on his knowledge of the current vote count and his expectation of the potential results.

•	He is seeking to convince shareholders to swap just enough votes from Lipinski or Randolph Read – two nominees supported by SandRidge as well as proxy advisors Glass Lewis and ISS – to Alexander and Jonathan Christodoro to ensure that all four are elected.

Furthermore, we believe that Icahn has encouraged another shareholder to switch its votes from SandRidge director, Dave Kornder, who was recommended by ISS, and to Ken Beer, another independent SandRidge director who was recommended by Glass Lewis, but not by ISS.

Don’t fall for his tricks.

Icahn’s clear objective is to manipulate the election by diluting the votes between SandRidge candidates to help his nominees gain a majority control position. That may be good for him but we believe it would have terrible unintended consequences for SandRidge shareholders.

Make no mistake, Icahn is engaging in a calculated effort to game our use of the universal proxy card to distort the results of the election in ways that fundamentally conflict with the intention of our shareholders that our nominees retain control of the Board.

Icahn is encouraging certain shareholders to compromise the effectiveness of their votes by switching those votes to candidates he believes have little chance of being elected based on the latest voting data and his estimates of future votes to increase his overall chances of gaining control. Do not be fooled into diluting the impact of your votes as a result of his scheme. Switching your votes to candidates NOT supported by ISS or SandRidge creates the dangerous possibility that shareholders will inadvertently hand over control of the Board to Icahn.

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com

The best way to protect your investment is to vote FOR Sylvia K. Barnes, Kenneth H. Beer, Michael L. Bennett, William M. Griffin and David J. Kornder plus Randolph Read and John Lipinski.

If you intend to elect four of SandRidge’s candidates to the Board, we believe it is important that you follow the recommendation of ISS and vote FOR Sylvia K. Barnes, Michael L. Bennett, William M. Griffin, David J. Kornder plus Randolph Read, John Lipinski and Jonathan Christodoro. Casting your votes in a different manner may result in the unintended consequence of Icahn gaining more than three seats on the Board and thus control of the Board.

Remember, Icahn has offered no plan for the Company and on the eve of the election he has indicated he no longer wants to make a bid for the whole Company. He wants to control your company without paying any control premium. Do not jeopardize your investment by handing over control of SandRidge to Icahn. Let the current Board finish the strategic review process. Icahn was offered two of seven seats on the Board and he may get three – do not unwittingly help him get four or more, and thus control.

The outcome of this election depends on how you vote your shares. Shareholders are urged to carefully consider the implication of their votes on the overall composition of the Board before casting or switching those votes. Vote only for those candidates you believe will represent your best interests.

Since the Annual Meeting is only 24 hours away you should vote by internet today. Please contact MacKenzie Partners if you need assistance in voting or understanding the voting process and the proper use of Universal Proxies.

You have time to vote or change your vote but you need to act now. For most shareholders electronic voting is still available but it closes at Midnight ET today.

Thank you for your consideration and prompt attention to this important election.

Sincerely,

The SandRidge Board of Directors

If you have any questions or require assistance with voting your WHITE Universal proxy card,

please call MacKenzie Partners at the phone numbers listed below:

1407 Broadway

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: sandridge@mackenziepartners.com

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth oriented projects in Oklahoma and Colorado. The majority of the Company’s production is generated from the Mississippi Lime formation in Oklahoma and Kansas. Development activity is currently focused on the Meramec formation in the NW STACK Play in Oklahoma and multiple oil rich Niobrara benches in the North Park Basin in Colorado.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements concerning our expectations for future performance, including statements regarding the exploration of strategic alternatives, the pursuit of options that maximize shareholder value and the consideration of candidates for nomination to SandRidge’s Board of Directors. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of SandRidge’s exploration of strategic alternatives; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s public filings with the SEC, which are available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Contact:

Johna Robinson

Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue Oklahoma City, OK 73102

+1 (405) 429-5515

MacKenzie Partners, Inc.

Dan Burch, +1 (212) 929-5748, dburch@mackenziepartners.com

Paul Schulman, +1 (212) 929-5364, pschulman@mackenziepartners.com

Media Contact:

SVC

Bryan Locke, +1 (312) 895-4700, blocke@sardverb.com